Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 26 to File No. 333-84797; Amendment No. 26 to File No. 811-09525) of Rydex Dynamic Funds of our report dated February 27, 2013 on the financial statements and financial highlights of the series constituting Rydex Dynamic Funds included in the December 31, 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2013